Exhibit 99.1

                Magnetek Announces Fiscal 2007 Results


    MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--Aug. 22, 2007--Magnetek, Inc. (NYSE:MAG) today reported the results of its 2007 fiscal year and fourth quarter ended July 1, 2007.

    Fourth Quarter Results

    In the fourth fiscal quarter the Company recorded revenue of $27.0 million, a 6% increase over the fourth quarter of fiscal 2006 and, sequentially, a 16% increase over the third quarter of fiscal 2007, which was depressed somewhat by normal seasonal factors.

    Gross profit amounted to $7.5 million (28% of sales) in the fourth quarter of fiscal 2007 versus $7.6 million (30% of sales) in the same period a year ago and, sequentially, a 9% increase over $6.9 million (30% of sales) in the third quarter of fiscal 2007. Production ramp-up costs related to the Company's new E-Force(TM) wind turbine power inverter, sales mix in the elevator motion control business, and higher telecom power systems material costs were primarily responsible for the decline in gross margin.

    Operating expenses, consisting of research and development (R&D) and selling, general and administrative (SG&A) costs, declined $2.6 million to $6.0 million in the fourth quarter of fiscal 2007 from the prior-year period. This reduction resulted primarily from cuts in administrative overhead made possible by the Company's restructuring of operations, as well as executive staff downsizing. Operating expenses declined $0.5 million from the third quarter of fiscal 2007, primarily due to lower variable incentive compensation costs.

    Income from continuing operations in the fourth quarter of fiscal 2007 amounted to $1.4 million or $.05 per share versus a loss from continuing operations of $2.2 million or $.07 per share in the same period last year. Magnetek also reported income of $0.4 million or $.01 per share related to discontinued operations in fourth quarter of 2007, including a gain of $2.0 million from the favorable settlement of a product development dispute, partially offset by legal and other costs.

    Including results of discontinued operations, the Company recorded net income of $1.8 million or $.06 per share in the fourth quarter of fiscal 2007 versus a net loss of $39.6 million or $1.37 per share in the fourth quarter of fiscal 2006.

    Fiscal Year Results

    For the full year, as in fiscal 2006, Magnetek's overall performance was heavily impacted by results of discontinued operations as well as restructuring costs.

    The Company recorded revenue of $103.8 million in fiscal 2007, up from $101.7 million in the prior year. Gross profit amounted to $28.9 million (28% of sales) versus $30.1 million (30% of sales) in fiscal 2006. Operating expenses totaled $32.0 million in 2007 against $33.4 million in fiscal 2006. Continuing operations lost $5.2 million or $.18 per share for the full year versus a loss of $7.4 million or $.25 per share in fiscal 2006, while discontinued operations lost $ 2.8 million or $.10 per share in fiscal 2007 versus a loss of $ 39.5 million or $1.36 per share in fiscal 2006.

    Including results of discontinued operations, the Company recorded a net loss of $8.0 million or $.27 per share in fiscal 2007 against a net loss of $46.8 million or $1.62 per share in fiscal 2006.

    Operations and Outlook

    Magnetek's results improved significantly after the sale of its power electronics business in the first half of fiscal 2007. The Company's continuing operations earned $1.6 million or $.06 per share in the second half of the year and generated positive cash in the fourth fiscal quarter.

    Higher Material Handling and, to a lesser extent, Elevator Systems and Telecom Power sales in the quarter drove increases in the Company's revenue over the fourth quarter fiscal 2006 as well as the third quarter of fiscal 2007. Energy Systems quarterly sales declined versus the prior year due to the sale of Magnetek's residential solar power inverter product line, which was included with the divestiture of its power electronics business. However, sales of energy systems are expected to grow rapidly as the Company's new E-Force wind power inverters begin shipping in the second quarter of fiscal 2008.

    Magnetek entered fiscal 2008 in good financial condition poised for future growth. The Company had no debt and $28.3 million in cash, including $22.6 million reserved to pay a patent arbitration award, if necessary, that the Company is contesting in court. Capital expenditures during the fiscal 2007 fourth quarter were $0.6 million, related mainly to investments in telecom systems and wind power inverter production capacity. Capital expenditures totaled $1.6 million in fiscal 2007, while depreciation and amortization totaled $2.6 million.

    During the fourth quarter, Magnetek's book-to-bill ratio was 0.96:1.00; for the full fiscal year book-to-bill was 1.07:1.00. Order backlog at year end stood at $19.3 million, down slightly from $19.7 million at the beginning of the fourth quarter. The current (September) quarter tends to be relatively weak seasonally due to factory shutdowns and summer vacations. However, in its largest market, Material Handling, which tends to be a bellwether of the North American industrial economy, the Company's quote activity has remained strong and its backlog is solid.

    With the divestiture of its power electronics business, Magnetek's direct exposure to consumer markets such as housing and home appliances ended. The Company's business is now focused solely on digital (smart) power and motion control systems. These products are used in commercial and industrial applications, including infrastructure repair and modernization, wherein they increase operating and energy efficiency, which become increasingly important under tight economic conditions.

    Therefore, while the economic outlook for fiscal 2008 remains uncertain, Magnetek's management believes that the Company, as newly constituted, can achieve increases in both revenue and profits in the current fiscal year.

    Company Webcast

    This morning, at 11:00 a.m. Eastern time, Magnetek management will host a conference call to discuss Magnetek's fiscal 2007 results. The conference call will be carried live and a replay of the call will be available on the "Investor Relations" page of Magnetek's website www.magnetek.com for ninety days or as the call and its content remain timely. A replay of the call also will be available through Friday, August 31st by phoning 617-801-6888 (pass code 52079550).

    Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving, wireless communications and energy delivery. The Company is headquartered in Menomonee Falls, WI in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, PA and Mississauga, Ontario, Canada as well as Menomonee Falls.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for future periods, including the fiscal year ending June 29, 2008. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include operating, economic and market conditions, findings, legal proceedings and their effects on the Company's financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                            Three months ended
                                (Unaudited)       Twelve months ended
                           --------------------- ---------------------
                           (13 weeks) (13 weeks) (52 weeks) (52 weeks)
                            July 1,    July 2,    July 1,    July 2,
Results of Operations:        2007       2006       2007       2006
----------------------------------------------------------------------
Net sales                  $  26,964  $  25,399  $ 103,808  $ 101,657
Cost of sales                 19,421     17,786     74,881     71,520
----------------------------------------------------------------------
Gross profit                   7,543      7,613     28,927     30,137
Research and development
 (1)                             970      1,129      4,689      4,871
Selling, general and
 administrative (1)            5,072      7,536     27,286     28,555
----------------------------------------------------------------------
Income (loss) from
 operations                    1,501     (1,052)    (3,048)    (3,289)
Interest income                 (369)      (282)    (1,951)      (687)
Interest expense                 126      1,021      2,401      3,232
Other expense                      -          -        395          -
----------------------------------------------------------------------
Income (loss) from
 continuing operations
 before provision for
 income taxes                  1,744     (1,791)    (3,893)    (5,834)
Provision for income
 taxes                           337        370      1,293      1,539
----------------------------------------------------------------------
Income (loss) from
 continuing operations         1,407     (2,161)    (5,186)    (7,373)
Income (loss) from
 discontinued operations
 (2)                             429    (37,479)    (2,806)   (39,476)
----------------------------------------------------------------------
Net income (loss)          $   1,836  $ (39,640) $  (7,992) $ (46,849)
----------------------------------------------------------------------

Per common share - basic
 and diluted:
----------------------------------------------------------------------
Income (loss) from
 continuing operations     $    0.05  $   (0.07) $   (0.18) $   (0.25)
Income (loss) from
 discontinued operations   $    0.01  $   (1.30) $   (0.10) $   (1.36)
Net income (loss) per
 common share - basic and
 diluted                   $    0.06  $   (1.37) $   (0.27) $   (1.62)
----------------------------------------------------------------------

Weighted average shares
 outstanding:
 Basic                        29,841     28,938     29,435     28,931
 Diluted                      30,272     28,938     29,435     28,931


(1) Includes a $1.9 million charge for severance and related costs, and an additional non-recurring $1.1 million charge for stock compensation in the twelve-month period ended July 1, 2007.

(2) Includes the results of the Company's divested power electronics business for all periods presented. Also includes $2.0 million of income from the favorable settlement of litigation in a development dispute, legal fees of $0.5 million related to the settlement, and charges of $1.1 million and $1.6 million for legal fees, workers comp claims and other costs related to divested businesses in the three- and twelve-month periods ended July 1, 2007. Includes losses in the power electronics business of $2.3 million and a loss on the disposal of the business of $0.4 million in the twelve-month period ended July 1, 2007. Includes charges of $22.4 million for goodwill impairment, $10.6 million for foreign currency translation adjustments, $4.5 million for inventories and $0.3 million for property, plant and equipment in the three- and twelve-month periods ended July 2, 2006.


                               Three months ended  Twelve months ended
                                  (Unaudited)          (Unaudited)
                              -------------------- -------------------
                                July 1,   July 2,   July 1,   July 2,
Other Data:                      2007       2006     2007      2006
-------------------------------------------------- -------------------
Depreciation expense          $       265 $    246 $   1,391 $   1,081
Amortization expense
 (included in interest
 expense)                             108      206     1,250       906
Capital expenditures                  646      473     1,572       986

                                July 1,
                                 2007     July 2,
Balance Sheet Data:           (Unaudited)   2006
--------------------------------------------------
Working capital (excluding
 current portion of LTD and
 assets and liabilities held
 for sale)                    $    21,982 $ 13,269
Total assets                      104,738  233,026
Total long-term debt
 (including current portion)           32   27,455
Common stockholders' equity        41,473   42,908


                            Magnetek, Inc.
                     Consolidated Balance Sheets
                           (in thousands )


                                                    July 1,   July 2,
                                                     2007      2006
                                                   --------- ---------
Cash                                               $  5,404  $     96
Restricted cash                                      22,852    22,602
Accounts receivable                                  18,104    14,765
Inventories                                          16,201    13,134
Prepaid and other                                     1,900       693
Assets held for sale                                      -   140,549
                                                   --------- ---------
  Total current assets                               64,461   191,839

Property, plant & equipment, net                      4,302     4,211
Goodwill                                             28,187    28,150
Other assets                                          7,788     8,826
                                                   --------- ---------
  Total assets                                     $104,738  $233,026
                                                   ========= =========

Accounts payable                                   $ 12,238  $  7,862
Accrued liabilities                                   7,639     7,557
Accrued arbitration award                            22,602    22,602
Liabilities held for sale                                 -    75,933
Current portion of long-term debt                         -    27,412
                                                   --------- ---------
  Total current liabilities                          42,479   141,366

Long-term debt, net of current portion                   32        43
Pension benefit obligations, net                     15,965    45,494
Other long term liabilities                           1,709     1,106
Deferred income taxes                                 3,080     2,109

Common stock                                            301       287
Additional paid-in capital                          134,449   129,473
Accumulated deficit                                 (14,823)   (6,831)
Accumulated other comprehensive loss                (78,454)  (80,021)
                                                   --------- ---------
  Total stockholders' equity                         41,473    42,908

  Total liabilities and stockholders' equity       $104,738  $233,026
                                                   ========= =========

    CONTACT: Magnetek, Inc.
             Robert Murray, 213-200-7606
             bmurray@magnetek.com